As filed with the Securities and Exchange Commission on November 29, 2012

Registration Statement No. 333-184591

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

  Amendment No. 1

To

FORM S-3

 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1236189
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dr. M. Ali Khatibzadeh

President and Chief Executive Officer

TranSwitch Corporation

 Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy C. Maguire, Esq.

Pierce Atwood LLP

100 Summer Street, Suite 2250

Boston, Massachusetts 02110

Telephone: (617) 488-8140

Telecopy: (617) 824-2020

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, $0.001 par value per share		(2)	(2)
Preferred Stock, $0.01 par value per share		(2)	(2)
Warrants		(2)	(2)
Debt Securities		(2)	(2)
Units (4)		(2)	(2)
Total	$20,000,000		$20,000,000	$2,728	(3)

1.	There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock; such indeterminate principal amount of debt securities; such indeterminate number of warrants to purchase common stock, preferred stock, debt securities and/or units; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $20,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount at maturity as shall result in an aggregate initial offering price not to exceed $20,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock, amount of debt securities, and warrants as may be issued upon conversion of or exchange for preferred stock or debt securities, that provide for conversion or exchange; upon exercise of warrants; or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

2.	Not required to be included in accordance with General Instruction II.D. of Form S-3.

3.	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act. The Registrant previously paid a registration fee of $2,232 pursuant to its previously filed Registration Statement on Form S-3, File No. 333-162609 (the “Prior Registration Statement”), originally filed with the Securities and Exchange Commission on October 21, 2009 and subsequently declared effective. Of the $40,000,000 of the Company’s securities registered pursuant to the Prior Registration Statement, $24,613,097 of its securities were sold. Pursuant to Rule 415(a)(6) under the Securities Act, the Company hereby includes in this registration statement the $15,386,903 of securities remaining unsold under the Prior Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the Company is applying the filing fee of $858 associated with the $15,386,903 of unsold securities under the Prior Registration Statement against the total filing fee of $2,728 that would otherwise be due in connection with this registration statement. Accordingly, the Company is paying $1,870 in filing fees for this registration statement. In accordance with Rule 415(a)(6) of the Securities Act, the Prior Registration Statement will be deemed terminated as of the effective date of this registration statement. In accordance with SEC rules, the Registrant may continue to offer and sell under the Prior Registration Statement securities being registered hereunder during the grace period afforded by Rule 415(a)(5). If the Registrant sells any securities being registered hereunder during the grace period, the Registrant will identify in a pre-effective amendment to this Registration Statement the new amount of securities to be carried forward to this Registration Statement in reliance upon Rule 415(a)(6).

4.	Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 29, 2012

PROSPECTUS

TranSwitch Corporation

$20,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

This prospectus relates to common stock, preferred stock, warrants, debt securities and units that we may sell from time to time in one or more offerings up to a total dollar amount of $20,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities with a value exceeding more than one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates in any 12-month period so long as the value of such common equity remains below $75 million. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates as calculated pursuant to General Instruction I.B.6 is $35,140,824, based on the average of the bid and asked prices of such common equity in the principal market for such common equity as of a date within 60 days prior to the date hereof. During the 12 calendar months prior to and including the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Our common stock is traded on The NASDAQ Capital Market under the symbol “TXCC.” On November 27, 2012, the last sale price of our common stock was $0.75 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________ __, 2012

1

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
ABOUT TRANSWITCH CORPORATION	1
RISK FACTORS	4
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	4
RATIOS OF EARNINGS TO FIXED CHARGES	5
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS	6
USE OF PROCEEDS	7
THE SECURITIES WE MAY OFFER	8
DESCRIPTION OF COMMON STOCK	9
DESCRIPTION OF PREFERRED STOCK	10
DESCRIPTION OF WARRANTS	11
DESCRIPTION OF DEBT SECURITIES	12
DESCRIPTION OF UNITS	18
PLAN OF DISTRIBUTION	21
EXPERTS	23
LEGAL MATTERS	23
WHERE YOU CAN FIND MORE INFORMATION	24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	24

i

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

Unless the context otherwise requires, the terms “TranSwitch,” “the Company,” “our company,” “we,” “us,” “our” and similar names refer collectively to TranSwitch Corporation and its subsidiaries.

ABOUT TRANSWITCH CORPORATION

General

TranSwitch provides innovative integrated circuit (IC) and intellectual property (IP) solutions that deliver core functionality for video, voice, and data communications equipment for the customer premises and network infrastructure markets.  For the customer premises market, we offer multi-standard, high-speed interconnect solutions enabling the distribution and presentation of high-definition (HD) video and data content for consumer electronics applications.

High-speed interconnect solutions include HDMI, Displayport and Ethernet IP cores and our recently introduced product family HDplay, which incorporates our proprietary HDP technology. Our HDP technology combines HDMI 1.4 and Displayport 1.1 and supports either standard with a single connector. The applications for this product include projectors, AVR systems and monitors. Our interoperable connectivity solutions are sold to original equipment manufacturers (OEMs) for use in consumer electronics and our licensees have included Samsung, Intel, Texas Instruments, IBM, NEC, TSMC and many others.

For the network infrastructure market, we provide integrated multi-core network processor system-on-a-chip solutions for fixed, 3G and 4G mobile, VoIP and multimedia applications. Network infrastructure processing equipment includes multi-media processing engines to address multiple carrier segments such as wireline and wireless gateways, session border controllers, media resource functions, multi-service access nodes, passive optical network multi-dwelling units and translation gateways.  Enterprise applications include VoIP private branch exchanges. Communication network premises equipment includes IP multimedia subsystem and Voice over LTE capable 4G/LTE fixed wireless gateways, residential gateway routers, small office, home office routers and secure VoIP private branch exchanges. We have developed and maintained a broad intellectual property portfolio and have leveraged such portfolio by licensing software and selling patents.

TranSwitch Corporation is a Delaware corporation incorporated on April 26, 1988. Our principal executive offices are located at 3 Enterprise Drive, Shelton CT 06484, and our telephone number at that location is (203) 929-8810. Our Internet address is  www.transwitch.com.  The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

1

Liquidity and Capital Resources

Over the past several years, we have incurred significant operating losses and have used cash in our operating activities. Operating losses have resulted from inadequate sales levels for our cost structure. As of September 30, 2012, we had negative working capital of approximately $4.1 million. In addition, we had outstanding indebtedness to Bridge Bank under our credit facility of $0.9 million.

Our current forecast projects that, absent an infusion of capital, we will be unable to meet our current obligations through September 30, 2013. These conditions raise substantial doubt about our ability to continue as a going concern.

There are risks associated with our ability to execute our current operating plan, including the current economic environment in which we operate. Therefore, there can be no assurance that we will be able to satisfy our obligations, or achieve the operating improvements as contemplated by the current operating plan. If we are unable to execute this plan, we will need to find additional sources of cash not contemplated by the current operating plan and/or raise additional capital to sustain continuing operations as currently contemplated. There can be no assurance that the additional funding sources will be available to us at favorable rates or at all. If we cannot maintain compliance with our covenant requirements on our bank financing facility or cannot obtain appropriate waivers and modifications, the lenders may call the debt. If the debt is called, we would need to obtain new financing and there can be no assurance that we will be able to do so. If we are unable to achieve our operating plan and maintain compliance with our loan covenants and our debt is called, we will not be able to continue as a going concern. The condensed consolidated financial statements in our most recent Form 10-Q for the quarter ended September 30, 2012, which are incorporated herein by reference, do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As of September 30, 2012, and December 31, 2011, we had total cash, cash equivalents, restricted cash and investment balances of approximately $1.6 million and $7.6 million, respectively. This cash, our credit facility and issuances of our common stock, par value $0.001 per share (“Common Stock”), are our primary sources of liquidity, as we are not currently generating any significant positive cash flow from our operations.

On March 12, 2010, we entered into a credit facility agreement with Bridge Bank N.A., a subsidiary of Bridge Capital Holdings. The facility allows for borrowings up to the lower of $5.0 million or 80% of our outstanding eligible accounts receivable as determined by Bridge Bank N.A. This agreement was amended and restated on April 4, 2011, and matures on April 4, 2013. The agreement bears interest at the higher of (i) the lender’s prime rate plus 2.0 percent or (ii) 5.25 percent, plus the payment of certain fees and expenses. At September 30, 2012, we had $0.9 million in outstanding borrowings under this facility, which was the total amount available. During the third quarter 2012, we were not in compliance with a financial covenant under this credit facility. Bridge Bank agreed to waive this event of default and our noncompliance with this covenant. We were in compliance with this financial covenant as of September 30, 2012 and all subsequent measurement periods.

On July 16, 2012, we entered into a Common Stock Purchase Agreement (the “Aspire Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire”) to purchase up to an aggregate of $11.0 million of shares of our Common Stock over the two-year term of the Aspire Purchase Agreement. Under the Aspire Purchase Agreement, Aspire made an initial purchase of 990,099 shares for the purchase price of $1,000,000.  During the term of the Aspire Purchase Agreement, we can direct Aspire to purchase up to 50,000 shares per business day at a price equal to the lower of (i) the lowest sale price for the Common Stock on the date of sale or (ii) the arithmetic average of the three lowest closing sale prices for the Common Stock during the 12 consecutive business days ending on the business day immediately preceding the date of sale. In addition, on any business date that we direct Aspire to purchase 50,000 shares, we also have the right to direct Aspire to purchase an amount of Common Stock equal to a percentage (not to exceed 15%, which limitation may be increased to 30% by mutual agreement of the parties) of the aggregate shares of Common Stock traded on the next business day, subject to a maximum number of shares determined by us. During the three and nine months ended September 30, 2012, Aspire purchased a total of 2,230,560 shares under the Aspire Purchase Agreement for net proceeds to us of $2.1 million. Our issuance costs were $0.4 million which includes 297,030 shares issued to Aspire as a commitment fee per the Purchase Agreement.

2

Depending upon market liquidity at the time, sales of shares of our common stock under the Aspire Purchase Agreement may cause the trading price of our common stock to decline. We may ultimately sell to Aspire all or some of the $11 million of Common Stock pursuant to the Aspire Purchase Agreement.  After Aspire has acquired shares under the Aspire Purchase Agreement, it may sell all, some or none of those shares.  Sales to Aspire by us pursuant to the Aspire Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock to Aspire, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Aspire and the Aspire Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

On May 8, 2012, we entered into a Securities Purchase Agreement dated May 8, 2012 (the “Investor Purchase Agreement”) with certain purchasers to sell 1,315,000 shares of Common Stock for gross proceeds of approximately $2,445,900 (the “Investor Offering”). The purchase price for each share of Common Stock in the Investor Offering was $1.86. On May 8, 2012, we also entered into a Securities Purchase Agreement dated May 8, 2012 (the “Director and Officer Purchase Agreement”) with certain of the Company’s directors and officers to sell up to 161,150 shares of Common Stock for gross proceeds of approximately $333,580 (the “Director and Officer Offering” and together with the Investor Offering, the “Registered Direct Offering”). The purchase price for each share of Common Stock in the Director and Officer Offering was $2.07. The net proceeds to us from the Registered Direct Offering, after deducting our offering expenses, were approximately $2.7 million.

On February 10, 2012, we entered into an At Market Issuance Sales Agreement (the “Agreement”) with MLV & Co. LLC (“MLV”), pursuant to which we could issue and sell shares of our common stock, $0.001 par value per share, having an aggregate offering price of up to $10,000,000 (the “Shares”) from time to time through MLV (the “Offering”). Upon delivery of a placement notice and subject to the terms and conditions of the Agreement, MLV could sell the common stock by methods deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on The NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker. We agreed to pay MLV a commission equal to 3.0% of the gross sales price per share sold and provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. On July 13, 2012, we delivered to MLV & Co. LLC (“MLV”) notice of termination of the Agreement, which termination became effective July 23, 2012. From July 1, 2012 through the termination of the ATM Agreement on July 23, 2012, we issued and sold 363,343 shares under the ATM Agreement for net proceeds of $0.4 million. No shares were sold under the ATM Agreement in the first six months of 2012.

Recent Developments

During the third quarter of 2012, we continued to reduce operating expenses. Operating expenses, excluding restructuring charges, went from $7.5 million in the second quarter of 2012 to $6.0 million in third quarter of 2012. All product and software development programs related to our telecom product lines were cancelled and we redeployed all remaining research and development resources in India and Israel to our interoperable connectivity solutions for consumer electronic and personal computer markets. We also announced our intentions to sell our non-strategic network infrastructure telecom assets. During the quarter, we announced that we had retained a leading patent broker to sell our telecom patent portfolio. We will continue to offer our telecom products for the foreseeable future but will not make any future software enhancements for the software embedded in our communications processor and media system-on-a-chip product lines. Our customers will have the opportunity to license the applicable software if they would like to make further enhancements. To further lower our operating costs, we issued last time buy announcements to a number of our customers of lower volume product lines that have reached their maturity, which afford our customers the opportunity to purchase products to complete their production before our products are discontinued. We also effectuated restructurings in the first and third quarters of 2011 and will continue to assess our cost structure in relationship to revenue levels, which may necessitate further expense reductions.

3

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q, or amendments thereto, filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

4

RATIOS OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012
Earnings:
Loss before income taxes	$(22,236)	$(3,633)	$(11,166)	$(16,556)	$(19,429)	$(14,739)

Plus fixed charges:
Interest expense	124	460	577	1,374	2,070	44
Amortization of costs related to indebtedness	119	244	210	567	1,536	34
Estimated interest factor in rent expense (1)	360	450	501	660	512	240
Total Fixed Charges	603	1,154	1,288	2,601	4,118	318
Loss available to cover fixed charges	$(21,633)	$(2,479)	$(9,878)	$(13,955)	$(15,311)	$(14,421)
Ratio of Earnings to Fixed Charges	*	*	*	*	*	*

* Calculation not meaningful as ratio is less than 1.

(1) The interest factor in rent expense is estimated as one-third of rental expense.

5

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to combined fixed charges and preferred dividends were as follows for the periods presented:

(dollar amounts in thousands)	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2011	2010	2009	2008	2007	2012
Earnings:
Loss before income taxes	$(22,236)	$(3,633)	$(11,166)	$(16,556)	$(19,429)	$(14,739)

Plus fixed charges and preferred dividends:
Interest expense	124	460	577	1,374	2,070	44
Amortization of costs related to indebtedness	119	244	210	567	1,536	34
Estimated interest factor in rent expense (1)	360	450	501	660	512	240
Preferred dividends	-	-	-	-	-	-
Total Fixed Charges and Preferred Dividends	603	1,154	1,288	2,601	4,118	318
Loss available to cover fixed charges	$(21,633)	$(2,479)	$(9,878)	$(13,955)	$(15,311)	$(14,421)
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	*	*	*	*	*	*

* Calculation not meaningful as ratio is less than 1.

(1) The interest factor in rent expense is estimated as one-third of rental expense.

6

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes, and possibly acquisitions of other businesses, products or technologies. Working capital and other general corporate purposes may include research and development expenditures, capital expenditures and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

7

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock, debt securities or units; or

•	units comprised of common stock, preferred stock, warrants and debt securities in any combination.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $20,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

8

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation, as amended, and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. This summary may not contain all the information that is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We have authority to issue 47,625,000 shares of stock: 47,500,000 shares of common stock par value of $0.001 per share and 125,000 shares of preferred stock par value of $0.01 per share.  As of November 27, 2012, we had 35,994,936 shares of common stock outstanding.

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available for payment of dividends, as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that the election of directors shall be determined by a plurality of the votes cast. Shares of common stock do not have any preemptive rights and are not subject to conversion or redemption. Each outstanding share of common stock offered by this prospectus will, when issued, be fully paid and nonassessable.  Upon the liquidation, dissolution or winding-up of our company, the holders of outstanding shares of common stock will be entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Rights Plan

In connection with the expiration of a rights agreement dated as of October 1, 2001, as amended, and the expiration of the associated rights issued thereunder as of October 1, 2011, our board of directors approved the execution of a new rights agreement effective October 3, 2011. In connection with the implementation of the new rights agreement, our board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock outstanding on October 3, 2011 to the stockholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share, at a price of $20.00 per one one-thousandth of a share of such preferred stock, subject to adjustment, upon the occurrence of certain triggering events, including the purchase of 15% or more of our outstanding common stock by a third party. Until a triggering event occurs, the common stockholders have no right to purchase shares under the stockholder rights plan. If the right to purchase the preferred stock is triggered, the common stockholders will have the ability to purchase a sufficient amount of stock to significantly dilute the 15% or greater holder.

 Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its telephone number is (781) 575-2000.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “TXCC.”

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DESCRIPTION OF PREFERRED STOCK

The following summary of the terms of our preferred stock is subject to and qualified in its entirety by reference to our certificate of incorporation, by-laws and to any applicable amendment to our certificate of incorporation designating terms of a series of preferred stock, including, without limitation, certificates of designation, copies of which are on file with the SEC as exhibits to previous SEC filings.   This summary may not contain all the information this is important to you.  Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Our certificate of incorporation permits us to issue up to 125,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Currently, 100,000 of these shares are designated as Series B Junior Participating Preferred Stock. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

•	the dates on which dividends, if any, shall be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of TranSwitch;

•	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of TranSwitch or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

If our board of directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of such series of preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of those shares.

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DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, debt securities or units. Warrants may be issued independently or together with common stock, preferred stock, debt securities or units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

•	the offering price and aggregate number of warrants offered;
•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase common stock, preferred stock, or units, the number of shares of common stock, preferred stock or units, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which this principal amount of debt securities may be purchased upon exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

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DESCRIPTION OF DEBT SECURITIES

This section outlines some of the provisions of the debt securities we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities may differ from the general description of terms presented below.

We may issue secured or unsecured debt securities. Our debt securities will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of the issuers thereof and will rank equally with all of the issuers' other unsecured and unsubordinated indebtedness.

We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. (Section 2.02)

We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee), and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;
•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;
•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;
•	the terms and conditions on which we may redeem the debt securities;
•	any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;
•	whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

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•	the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;
•	the currency of denomination of the debt securities;
•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;
•	if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;
•	the terms, if any, of subordination of the debt securities;
•	any provisions relating to any security or guaranty provided for the debt securities;
•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;
•	any exchange features of the debt securities;
•	whether any underwriter(s) will act as market maker(s) for the debt securities;
•	the extent to which a secondary market for the debt securities is expected to develop;
•	any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;
•	any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;
•	any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and
•	any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers' certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

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When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral or electronic instructions or the oral or electronic instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a “book-entry debt security”), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a “registered certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Securities” below, book-entry debt securities will not be issuable in certificated form.

You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

•	we are the resulting or surviving corporation in such consolidation or merger or the successor entity in the transaction (if other than us)(or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indenture; and
•	immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

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Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01).

Events of Default

An “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;
•	default in the payment of principal of any debt security of that series when and as due and payable;
•	default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;
•	default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of sixty (60) days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
•	certain events of bankruptcy, insolvency or reorganization with respect to us; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

•	has failed to act for a period of sixty (60) days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;
•	has been offered indemnity satisfactory to it in its reasonable judgment; and
•	has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.06)

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

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The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers' certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waved by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

•	reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal amount of discount securities payable upon acceleration of maturity;
•	waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers' certificate or the supplemental indenture establishing the terms and conditions of such debt securities;
•	make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;
•	waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments;
•	if the debt securities of that series are entitled to the benefit of any guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders; or
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01).

Discharge

Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

•	all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;
•	we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities;

•	we or any guarantor of such debt securities have paid all other amounts due and payable by us under the indenture; and
•	we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

•	We may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as “legal defeasance”); or
•	We may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as “covenant defeasance”). (Section 8.02)

The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

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•	depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as “U.S. government obligations”) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;
•	in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;
•	in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;
•	there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);
•	the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries' material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and
•	delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. (Section 7.01)

The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. (Section 10.08).

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DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, debt securities, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Debt Securities,” and “Description of Units” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

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CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR

 CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW

The following paragraphs summarize certain provisions of the Delaware General Corporation Law and our certificate of incorporation and by-laws. The summary is subject to and qualified in its entirety by reference to the Delaware General Corporation Law and to our certificate of incorporation and by-laws, copies of which are on file with the SEC. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

Blank Check Preferred Stock.

We have shares of preferred stock available for future issuance without stockholder approval. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law is applicable to corporate takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any “interested stockholder” for a three-year period following the date that the stockholder becomes an interested stockholder unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. Our certificate of incorporation and by-laws do not exclude TranSwitch from the restrictions imposed under Section 203. We expect that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of TranSwitch, which could depress the market price of our stock and which could deprive stockholders of opportunities to realize a premium on shares of our stock held by them.

Certain Provisions in our Certificate of Incorporation and By-laws

The following is a summary of certain provisions of  our certificate of incorporation and our by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Our certificate of incorporation and by-laws contain various provisions intended to promote the stability of our stockholder base and render more difficult certain unsolicited or hostile attempts to take us over that could disrupt TranSwitch, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

Pursuant to our certificate of incorporation, the number of directors is fixed by our board of directors. Pursuant to our by-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

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Our by-laws provide that a special meeting of stockholders may be called only by the Chairman of the board of directors, a majority of the board of directors or the President of TranSwitch. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our certificate of incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal any provision of our by-laws, amend or repeal the provision of our certificate of incorporation relating to amendments to our by-laws or adopt any provision inconsistent with such provisions.

Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend or repeal the provisions of our certificate of incorporation relating to the election of directors or adopt any provision inconsistent with such provisions.

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PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to one or more underwriters or dealers for resale to the public or to investors;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;
•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to prevailing market prices; or
•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;
•	the purchase price of our securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and commissions and other items constituting agents' or underwriters' compensation;
•	the public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which such common stock may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

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Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on The NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities. The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

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EXPERTS

The consolidated financial statements of TranSwitch Corporation and subsidiaries as of December 31, 2011 and 2010, and for the years in the two-year period ended December 31, 2011, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated herein by reference in reliance on the report of Marcum LLP, our independent registered public accounting firm for that period, also incorporated by reference herein and given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of TranSwitch Corporation and subsidiaries for the year ended December 31, 2009 incorporated herein by reference have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Pierce Atwood LLP, Boston, Massachusetts. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov . The SEC's Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

Our Internet address is www.transwitch.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 12, 2012;
(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, as filed with the SEC on May 10, 2012;
(3)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, and an amendment thereto on Form 10-Q/A as filed with the SEC on August 9, 2012 and September 7, 2012, respectively;
(4)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, and an amendment thereto on Form 10-Q/A as filed with the SEC on November 9, 2012 and November 20, 2012, respectively;
(5)	Our Current Reports on Form 8-K, as filed with the SEC on January 6, 2012, February 10, 2012, May 8, 2012, May 15, 2012, May 22, 2012, July 2, 2012, July 17, 2012 and October 25, 2012;
(6)	The portions of our proxy statement on Schedule 14A filed with the SEC on April 9, 2012 (File no. 000-25996) that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 12, 2012;
(7)	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus forms a part but prior to the termination of the offering of the securities;
(8)	The description of our Capital Stock contained in our registration statement on Form 8-A, dated April 28, 1995; and
(9)	The description of our Securities to be Registered in our registration statement on Form 8-A12G dated October 3, 2011.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

 Attn: Investor Relations Department

 (203) 929-8810

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC registration fee	$2,728
Legal fees and expenses	$15,000	*
Accounting fees and expenses	$10,000	*
Printing fees and expenses	$10,000	*
Transfer agent fees and expenses	$1,000	*
Miscellaneous expenses	$1,272	*
Total Expenses	$40,000	*

*  Estimated pursuant to Item 511 of Regulation S-K

Item 15.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits TranSwitch to indemnify its directors, officers, employees and agents against actual and reasonable expenses (including attorneys’ fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of TranSwitch and against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by him or her in connection with any such action, suit or proceeding, if:

•       he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TranSwitch; and

•       in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of TranSwitch where the person involved is adjudged to be liable to TranSwitch.

Article Ten of TranSwitch’s amended and restated certificate of incorporation, as amended, contains provisions that eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate TranSwitch’s rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. TranSwitch’s certificate of incorporation also contains provisions indemnifying its directors and officers to the fullest extent permitted by Delaware law. TranSwitch maintains directors and officers’ liability insurance for the benefit of its directors and certain of its officers.

On April 3, 2009, TranSwitch entered into indemnification agreements with each of its directors.  The indemnification agreements supplement existing indemnification provisions of TranSwitch’s amended and restated certificate of incorporation, as amended, and, in general, provide for indemnification to the maximum extent permitted by Delaware law, subject to the exceptions, terms and conditions provided in the indemnification agreements. The indemnification agreements also provide that TranSwitch will advance to the indemnified person, if requested by an indemnified person, expenses incurred in connection with any proceeding arising out of such indemnified person’s service to TranSwitch, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law, and that TranSwitch may purchase and maintain insurance against any liability asserted against, and incurred by, the indemnified person arising out of their service to TranSwitch, if such insurance is available on commercially reasonable terms.

Item 16.    Exhibits.

The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this Registration Statement on Form S-3.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

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(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)   That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)   That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide  offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, in the State of Connecticut, on this 29th day of November, 2012.

TRANSWITCH CORPORATION

By:	/s/ Dr. M. Ali Khatibzadeh
Dr. M. Ali Khatibzadeh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. M. Ali Khatibzadeh		November 29, 2012
Dr. M. Ali Khatibzadeh	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mr. Robert A. Bosi		November 29, 2012
Mr. Robert A. Bosi	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*		November 29, 2012
Mr. Gerald F. Montry	Director

*		November 29, 2012
Mr. Thomas H. Baer	Director

*		November 29, 2012
Mr. Herbert Chen	Director

*		November 29, 2012
Mr. Faraj Aalaei	Director

*		November 29, 2012
Mr. Sam Srinivasan	Director

*		November 29, 2012
Mr. Richard Lynch	Director

*By:	/s/ Robert A. Bosi
Mr. Robert A. Bosi, as attorney-in-fact

II-4

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
**1.1	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation, as amended to date (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 and incorporated herein by reference).

3.2	Amendment to the Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K as filed on May 22, 2012 and incorporated herein by reference).

3.3	Certificate of Designation of Series B Junior Participating Preferred Stock, dated October 3, 2011 (previously filed as Exhibit 3.1(b) to the Current Report on Form 8-K as filed on October 3, 2011 and incorporated herein by reference).

3.4	Second Amended and Restated Bylaws (previously filed as Exhibit 3.1 to the Current Report on Form 8-K as filed on October 17, 2007 and incorporated herein by reference).

**4.1	Form of Common Stock Warrant Agreement.

**4.2	Form of Preferred Stock Warrant Agreement.

**4.3	Form of Certificate of Designation for Preferred Stock Issued Hereunder.

*4.4	Form of Indenture.

**4.5	Form of Note.

**4.6	Form of Unit Agreement and Unit Certificate.

*5.1	Opinion of Pierce Atwood LLP, counsel to the Registrant.

*12.1	Calculation of Ratio of Earnings to Fixed Charges.

*12.2	Calculation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.

*23.1	Consent of Pierce Atwood LLP (included in Exhibit 5.1).

*23.2	Consent of Marcum LLP

*23.3	Consent of UHY LLP

***24.1	Power of Attorney

**25.1	Statement of Eligibility of Trustee.

*Filed herewith.

**To be subsequently filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference to this registration statement, including a Current Report on Form 8-K.

***Previously filed with the Registration Statement on Form S-3 filed by the Registrant on October 25, 2012

II-5